UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2016

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On March 15, 2016, Fifth Third Bancorp’s Board of Directors approved and adopted the amended and restated Fifth Third Bancorp Code of Business Conduct and Ethics attached hereto as Exhibit 14 and which will also be available on Fifth Third’s website at www.53.com. The Code of Business Conduct and Ethics is applicable to all officers, directors and employees of Fifth Third Bancorp and its subsidiaries and affiliates, including but not limited to Fifth Third’s principal executive officer, principal financial officer, principal accounting officer and controller. The revisions to the Code of Business Conduct and Ethics are non-substantive clarifications and do not result in any waiver to any officer, director or employee of Fifth Third, explicit or implicit, from any provision of the Code of Business Conduct and Ethics as in effect prior to the Board’s action to amend and restate the Code of Business Conduct and Ethics. The changes to the Code of Business Conduct and Ethics clarify the provisions for anonymous reporting and certain restrictions on recording or photographing on Fifth Third’s premises. The changes also serve to coordinate the Code of Business Conduct and Ethics provisions with certain other policies of Fifth Third.

Item 8.01	Other Events

On March 14, 2015, the Fifth Third Bancorp’s Board of Directors approved changes to its committee charters and certain corporate governance documents in order to further enhance its corporate governance practices.

Specifically, the Board:

1.	adopted a charter for its Regulatory Oversight Committee and revised the charters of its Risk and Compliance Committee and Audit Committee to clarify their roles vis-à-vis the Regulatory Oversight Committee;

2.	revised the charters of the Audit Committee, Finance Committee, Human Capital and Compensation Committee, Nominating and Corporate Governance Committee and Risk and Compliance Committee to standardize their format and administrative provisions; and

3.	revised its Corporate Governance Guidelines to allow the delegation of authority to a committee or management to approve certain agreements with regulatory authorities.

The charter of the Regulatory Oversight Committee, the amended and restated charters of the Audit Committee, Finance Committee, Human Capital and Compensation Committee, Nominating and Corporate Governance Committee and Risk and Compliance Committee, as well as the Fifth Third Bancorp Corporate Governance Guidelines are attached hereto as Exhibit 99.1, Exhibit 99.2, Exhibit 99.3, Exhibit 99.4, Exhibit 99.5, Exhibit 99.6, and Exhibit 99.7, respectively. These documents will also be available on Fifth Third’s website at www.53.com.

Additionally, on March 15, 2016, Fifth Third’s Board of Directors authorized Fifth Third to repurchase up to 100 million shares of its outstanding common stock in the open market or in privately negotiated transactions, and to utilize any derivative or similar instrument to effect share repurchase transactions (including without limitation, accelerated share repurchase contracts, equity forward transactions, equity option transactions, equity swap transactions, cap transactions, collar transactions, floor transactions or other similar transactions or any combination of the foregoing transactions). This share repurchase authorization replaces the Board’s previous authorization pursuant to which approximately 16 million shares remained available for repurchase by Fifth Third and which is still subject to the final settlement of the previously announced share repurchase agreement Fifth Third entered into with Morgan Stanley & Co. LLC on March 1, 2016. Fifth Third announced this new authorization in a press release dated March 15, 2016 that is attached hereto as Exhibit 99.8.

Item 9.01	Financial Statements and Exhibits

Exhibit 14 – Fifth Third Bancorp Code of Business Conduct and Ethics, as amended and restated

Exhibit 99.1 – Charter of the Regulatory Oversight Joint Committee of the Board of Directors of Fifth Third Bancorp and Fifth Third Bank

Exhibit 99.2 – Charter of the Audit Joint Committee of the Board of Directors of Fifth Third Bancorp and Fifth Third Bank, as amended and restated

Exhibit 99.3 – Charter of the Finance Joint Committee of the Board of Directors of Fifth Third Bancorp and Fifth Third Bank, as amended and restated

Exhibit 99.4 – Charter of the Human Capital and Compensation Committee of the Board of Directors of Fifth Third Bancorp, as amended and restated

Exhibit 99.5 – Charter of the Nominating and Corporate Governance Committee of the Board of Directors of Fifth Third Bancorp, as amended and restated

Exhibit 99.6 – Charter of the Risk and Compliance Joint Committee of the Board of Directors of Fifth Third Bancorp and Fifth Third Bank, as amended and restated

Exhibit 99.7 – Fifth Third Bancorp Corporate Governance Guidelines, as amended and restated

Exhibit 99.8 – Fifth Third Bancorp Press Release dated March 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP

(Registrant)

March 16, 2016	/s/ HEATHER RUSSELL KOENIG
Heather Russell Koenig
Executive Vice President, Chief Legal Officer and Corporate Secretary